EXHIBIT 19.1

TENAYA THERAPEUTICS, INC.

INSIDER TRADING POLICY

A.
POLICY OVERVIEW

Tenaya Therapeutics, Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help Covered Persons (as defined below) comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.

It is each Covered Person’s responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to a Covered Person’s own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both Covered Persons’ and the Company’s reputations.

For purposes of this Policy, the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel (or such persons performing the duties customarily performed by such officers) serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.

B.
Policy STATEMENT
1.
No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If Covered Persons are in possession of material nonpublic information about the Company, they are prohibited from:
a.
using it to transact in securities of the Company;
b.
disclosing it to other directors, officers, employees, consultants, contractors or advisors whose roles do not require them to have the information;
c.
disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or
d.
using it to express an opinion or make a recommendation about trading in the Company’s securities.

In addition, material nonpublic information about another company that Covered Persons learn through their service with the Company is subject to these same restrictions around disclosure and trading and they cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.

2.
No Disclosure of Confidential Information. Covered Persons may not at any time disclose material nonpublic information about the Company or about another company that they obtained in connection with their service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, Covered Persons must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit their use of the confidential information to the purpose for which it was disclosed.

If Covered Persons receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then they should refer the inquiry to the Compliance Officer or Chief Executive Officer. Covered Persons who respond to a request themselves may violate this Policy and, in some circumstances, the law. Covered Persons should consult the Company’s External Communications Policy for more details.

3.
Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:

e.
financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
f.
restatements of financial results, or material impairments, write-offs or restructurings;
g.
changes in independent auditors, or notification that the Company may no longer rely on an audit report;
h.
business plans or budgets;
i.
creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
j.
impending bankruptcy or financial liquidity problems;
k.
significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
l.
significant information relating to the operation of product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
m.
significant developments in research and development, relating to the Company’s clinical studies, including, without limitation, status, results and communications with regulatory agencies, or relating to intellectual property;
n.
significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;

o.
major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
p.
significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
q.
major personnel changes, such as changes in senior management or employee layoffs;
r.
data breaches or other cybersecurity events;
s.
updates regarding any prior material disclosure that has materially changed; and
t.
the existence of a special blackout period.

“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.

After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day shall pass after the dissemination of information before such information is considered public.

As a rule of thumb, if Covered Persons think something might be material nonpublic information, it probably is. Covered Persons can always reach out to the Compliance Officer if they have questions.

C.
PERSONS COVERED BY THIS POLICY

This Policy applies to directors, officers and employees, and specified consultants, contractors and advisors of the Company, both inside and outside of the United States (collectively, “Covered Persons”). To the extent applicable to Covered Persons, this Policy also covers their immediate family members, persons with whom they share a household, persons who are their economic dependents and any entity whose transactions in securities they influence, direct or control. Covered Persons are responsible for making sure that these other individuals and entities comply with this Policy.

This Policy continues to apply even if a Covered Person leaves the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as the Covered Person remains in possession of material nonpublic information. In addition, if Covered Persons are subject to a trading blackout under this Policy at the time they leave, or stop providing services to, the Company, they must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.
Trading Covered by this Policy

Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which Covered Persons possess material nonpublic information obtained in connection with their service with the Company. This Policy therefore applies to:

4.
any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on behalf of Covered Persons by money managers), and any offer to engage in the foregoing transactions;
5.
any disposition in the form of a gift of any securities of the Company;
6.
any distribution to holders of interests in an entity if the entity is subject to this Policy; and
7.
any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange‑traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

E.
Trading Restrictions

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:

8.
Quarterly Blackout Periods. There will not be quarterly blackout periods unless instituted by a Compliance Officer. In the event a Compliance Officer institutes quarterly blackout periods, except as discussed in Section H (Exceptions to Trading Restrictions), all Covered Persons notified by the Compliance Officer must refrain from conducting transactions involving the Company’s securities during such quarterly blackout periods. To the extent applicable to Covered Persons, quarterly blackout periods also cover their immediate family members, persons with whom they share a household, persons who are their economic dependents, and any entity whose transactions in securities they influence, direct or control.

If instituted by a Compliance Officer, quarterly blackout periods will start on the eighth calendar day after the end of each fiscal quarter and will end at the start of the second full trading day following the Company’s earnings release.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on behalf of the applicable Covered Persons or their immediate family members, persons with whom they share a household, persons who are their economic dependents, or any entity whose transactions in securities they influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If Covered Persons are subject to blackout periods or pre-clearance requirements, they should so inform any broker with whom such an open order is placed at the time it is placed.

9.
Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all Covered Persons. The Compliance Officer will notify Covered Persons if they are subject to a special blackout period by providing to them a notice in writing or via email. If Covered Persons are notified that they are subject to a special blackout period, they may not engage in any transaction involving Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. Covered Persons also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to Covered Persons, special blackout periods also cover their immediate family members, persons with whom they share a household, persons who are their economic dependents, and any entity whose transactions in securities they influence, direct or control.
10.
Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
F.
PROHIBITED TRANSACTIONS

Covered Persons may not engage in any of the following types of transactions other than as noted below, regardless of whether they have material nonpublic information or not.

11.
Short Sales. Covered Persons may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
12.
Derivative Securities and Hedging Transactions. Covered Persons may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to them by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities either (i) granted to them by the Company as part of their compensation or (ii) held, directly or indirectly, by them.
13.
Pledging Transactions. Covered Persons may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
14.
Margin Accounts. Covered Persons may not hold the Company’s common stock in margin accounts.
G.
Pre-clearance of Trades

All Covered Persons must obtain pre-clearance prior to trading the Company’s securities unless otherwise set forth in the Company’s records. If Covered Persons are subject to pre-clearance requirements, they should submit a pre-clearance request to the Compliance Officer prior to their desired trade date at insidertrading@tenayathera.com. The pre-clearance request must be submitted in the format required by the Compliance Officer. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. No Covered Person subject to pre-clearance requirements may complete a proposed trade without approval from the Compliance Officer. The Compliance Officer (or its designee) will seek to respond to a pre-clearance request within two business days. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If the Compliance Officer is the requester, then the Company’s Chief Executive Officer (unless the Chief Executive Officer is the requester), Chief Financial Officer (unless the Chief Financial Officer is the requester), the General Counsel (unless the General Counsel is the requester) (or such persons performing the duties customarily performed by such officers), or their delegate, must pre-clear or deny any trade.

Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the records maintained from time to time by the Compliance Officer as appropriate.

H.
Exceptions to Trading Restrictions

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, Covered Persons may be prohibited from engaging in transactions involving the Company’s securities because they possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

The following are certain limited exceptions to the blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:

15.
stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity (i.e., a buy and hold transaction);
16.
receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;
17.
purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
18.
net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as Covered Persons elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and Covered Persons are not in possession of material nonpublic information;
19.
sell to cover transactions where shares are sold on the Covered Person’s behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s’ board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as Covered Persons elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and the Covered Person is not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;

20.
transactions made pursuant to a valid 10b5‑1 trading plan approved by the Company (see Section I (10b5-1 Trading Plans) below);
21.
purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on Covered Persons payroll contribution election; provided, however, that the blackout period restrictions and pre-clearance requirements do apply to elections made under the 401(k) plan to (a) increase or decrease the amount of a Covered Person’s contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of a Covered Person’s contributions that will be allocated to a Company stock fund, (b) increase or decrease the percentage of a Covered Person’s contributions that will be allocated to a Company stock fund, (c) move balances into or out of a Company stock fund, (d) borrow money against a Covered Person’s 401(k) plan account if the loan will result in liquidation of some or all of the Covered Person’s Company stock fund balance, and (e) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
22.
transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing a Covered Person’s pecuniary interest in the Company’s securities; and
23.
changes in the number of the Company’s securities Covered Persons hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

If there is a Regulation BTR blackout (and no other blackout period), then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, Covered Persons will need to separately assess whether the transaction complies with applicable law. Any other Policy exceptions must be approved by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.

I.
10b5-1 Trading Plans

The Company permits its directors, officers and certain employees to adopt written 10b5‑1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5‑1 trading plan adopted or modified by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A. Exhibit A may be modified or amended by the Compliance Officer. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.

J.
Section 16 Compliance

All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.

The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If Covered Persons have any questions, they should check with the Compliance Officer.

K.
VIOLATIONS OF THIS POLICY

Covered Persons who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. Covered Persons may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information that they have learned through their position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Covered Persons should consult with their personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not Covered Persons personally. There may be instances where Covered Persons suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If Covered Persons were aware of the material nonpublic information at the time of the trade, it is not a defense that they did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse their failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of Covered Persons’ options. As a consequence, Covered Persons may be prevented from exercising their options by this Policy or as a result of a blackout or other restriction on their trading, and as a result their options may expire by their term. It is Covered Persons responsibility to manage their economic interests and to consider potential trading restrictions when determining whether to exercise their options. In such instances, the Company cannot extend the term of Covered Persons options and has no obligation or liability to replace the economic value or lost benefit to Covered Persons.

L.
PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit Covered Persons from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

M.
Reporting

If Covered Persons believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, they should report it to the Compliance Officer, or if the Compliance Officer is implicated in a Covered Person’s report, then the Covered Person should report it in accordance with the Company’s Whistleblower Policy.

N.
AmendmentS

The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

EXHIBIT A

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Tenaya Therapeutics, Inc. (the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5‑1 and must meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
a.
the person adopting the trading plan is not aware of any material nonpublic information; and
b.
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.
The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.
is not aware of material nonpublic information about the securities or the Company; and
b.
is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.
The first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
7.
The trading plan must have a minimum term of one year (starting from date of adoption of the trading plan).
8.
The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines.

Exhibit A

Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.
Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.
Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.
11.
A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.
The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.
The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.
All transactions under the trading plan must be in accordance with applicable law.
17.
The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.
18.
Each person may have only one active trading plan at a time.

Exhibit A

DATE OF ADOPTION AND AMENDMENTS

•
Initially adopted on June 17, 2021 and effective as of the Company’s initial public offering
•
Amended on March 17, 2022
•
Amended on March 16, 2023